EXHIBIT 99.1

HongHua America and Puradyn Enter into Agreement to Provide Bypass Filtration Technology in China

-     Exclusive 3-year agreement could provide over $5.75 million of Puradyn product     -

Boynton Beach, FL - [September 17, 2013] - HongHua America LLC (HH-A) and Puradyn Filter Technologies Incorporated (OTCQB: PFTI) are pleased to announce that HH-A, a subsidiary of HongHua Group Limited, have entered into a three-year agreement for the exclusive distribution of the puraDYN® Oil Filtration System in China, including mainland China, Hong Kong, Macau, and Taiwan.  The agreement could possibly represent $5.75 million in sales of Puradyn product through 2015.

HH-A, an American company located in Houston, Texas, is the exclusive agent and distributor in the Americas for the sale of HongHua Group Limited’s drilling rig packages, triplex mud pumps and expendables, traveling equipment, wellhead equipment, handling tools, spare parts, and service.

Mr. Frank Ao, President of HH-A said, “We strive to continually bring new value added products to our customers, and Puradyn’s proprietary value-added technology offering cost-efficient measures achieves that goal.  The solid research and development Puradyn has invested into our industry introduces a proven product that will change the way companies view maintenance practices in the future.  The reduction in operating costs this product represents, along with the environmental benefits, is what our customers demand of us as a supplier.  We fully expect our market to welcome this type of technology that reduces maintenance costs and provides longer life to the oil and engines.”

Kevin G. Kroger, President and Chief Operating Officer, Puradyn, said “Translation of all collateral material, engineering work to design the puraDYN System into their new rigs, and training, which was completed this past July in China, are the primary causes for the delay in this announcement being made until now.  This partner agreement with HH-A, which was signed in April of this year, provides both companies a strong growth opportunity in a region thirsty for economic and environmental benefits.  As for Puradyn, we look forward to the opportunity of opening up a new market in China, especially one with such unlimited growth potential, and being able to do it with such a prestigious business partner.  HongHua- America, LLC is a true leader in its industry and we are pleased to offer its customers innovative solutions that they cannot get anywhere else.”

Mr. Ao concluded, “Puradyn’s advanced filtration technology and its cost-saving efficiency has been proven by North American research labs and industry-leading companies with their products being used on thousands of applications in the past decade.  Meanwhile, there was a void in the Chinese market for such innovated, oil saving cleaning solutions.  After successful evaluation of the filtration system in its own drilling rigs, HongHua is proud to present Puradyn to Chinese customers.  HongHua will do its best to promote Puradyn products through its network to create a win-win in our partnerships with Puradyn and China end-users as well as Chinese people who will be helped by the environmental benefits.

For more information on HH-A, please contact Ms. Echo Qiao 832 448 8100-ext 221or Echo.qiao@hh-america.com

For more information about Puradyn’s oil filtration technology and products, please contact Customer Service at info@puradyn.com or +1 561 547 9499.

About HongHua Group Limited

HongHua is one of the largest land drilling equipment manufacturers in the world, which is primarily engaged in manufacturing conventional land drilling rigs, digital drilling rigs, accessories of drilling rigs, as well as the parts and components which are for the drilling rigs or for the maintenance of the drilling rigs in operation. Leveraging on the strong R&D strength, high-quality production facilities and mature international sales network, the Group’s products have been sold to a large number of famous enterprise all over the world, including major oil-production regions such as North America, Middle East, and emerging markets including South America, India, Russia, China, Africa and etc. In 2012, the first phase (stage 1) of the construction of the base located in Qidong County, Jiangsu Province has been completed and the base has the manufacturing capabilities to receive offshore drilling platform orders. Based on the existing solid foundation of the drilling rigs equipment, HongHua will implement diverse development strategies, and expand to become the integrated enterprise which is involved in the interaction development of three major sectors, including onshore and offshore areas, equipment manufacturing and oil and gas resources development (especially the unconventional oil and gas area), as well as the engineering services.

About Puradyn Filter Technologies Incorporated

Puradyn (OTCBB: PFTI) designs, manufactures and markets the puraDYN® Oil Filtration System, the most effective bypass oil filtration product on the market today.  It continuously cleans lubricating oil and maintains oil viscosity to safely and significantly extend oil change intervals and engine life.   Effective for internal combustion engines, transmissions and hydraulic applications, the Company's patented and proprietary system is a cost-effective and energy-conscious solution.  Puradyn equipment was selected as the manufacturer used by the US Department of Energy in a three-year evaluation to research and analyze the performance, benefits and cost analysis of bypass oil filtration technology.

STATEMENTS IN THIS PRESS RELEASE WHICH ARE NOT HISTORICAL DATA ARE FORWARD-LOOKING STATEMENTS WHICH INVOLVE KNOWN AND UNKNOWN RISKS, UNCERTAINTIES OR OTHER FACTORS NOT UNDER THE COMPANY’S CONTROL, INCLUDING BUT NOT LIMITED TO THE POSSIBLE INABILITY TO RAISE CAPITAL FUNDS, LACK OF PROTECTION FROM INTELLECTUAL PROPERTY, VULNERABILITY BECAUSE OF MANUFACTURING A LIMITED NUMBER OF PRODUCTS, DEPENDENCE ON DISTRIBUTORS, ORDERS PREVIOUSLY STATED IN THIS PRESS RELEASE MAY NOT MATERIALIZE, AND THE POSSIBILITY THAT THE PRODUCTS DO NOT MEET CUSTOMERS’ NEEDS, WHICH MAY CAUSE ACTUAL RESULTS, PERFORMANCE OR ACHIEVEMENTS OF THE COMPANY TO BE MATERIALLY DIFFERENT FROM THE RESULTS, PERFORMANCE OR OTHER EXPECTATIONS IMPLIED BY THESE FORWARD-LOOKING STATEMENTS.  THESE FACTORS INCLUDE, BUT ARE NOT LIMITED TO, THOSE DETAILED IN THE COMPANY’S PERIODIC FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION.

CONTACT: Puradyn: Kathryn Morris Director, Corporate Communications (T) 561 547 9499, x 226 investor-relations@puradyn.com http://www.puradyn.com	Monarch Communications: Jeff Siegel President (T) 516 569 4271 jeffs@monarchcomminc.com www.monarchcommunicationsinc.com